Code of Ethics

Champlain Investment Partners, LLC

January 2016

Our Mission:
Deliver Exceptional Investment Results and
Develop Enduring Client Relationships

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                               TABLE OF CONTENTS

FIRM VISION ................................................................   3
STATEMENT OF GENERAL POLICY ................................................   4
DEFINITIONS ................................................................   5
STANDARDS OF BUSINESS CONDUCT ..............................................   6
PERSONAL SECURITIES TRANSACTIONS ...........................................   7
GIFTS AND ENTERTAINMENT ....................................................   9
POLITICAL CONTRIBUTIONS AND ACTIVITIES .....................................  11
PROTECTING THE CONFIDENTIALITY OF CLIENT INFORMATION .......................  13
SERVICE AS AN OFFICER OR DIRECTOR AND OTHER OUTSIDE BUSINESS ACTIVITIES ....  15
COMPLIANCE PROCEDURES ......................................................  16
CERTIFICATION ..............................................................  19
RECORDS ....................................................................  20
REPORTING VIOLATIONS, SANCTIONS AND OTHER LEGAL MATTERS ....................  21
PROHIBITION AGAINST INSIDER TRADING ........................................  22
ANTI-CORRUPTION PRACTICES ..................................................  25
SOCIAL MEDIA ...............................................................  26


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                                  FIRM VISION

Champlain Investment Partners, LLC is an institutionally focused employee owned firm dedicated to delivering exceptional investment results and developing enduring client relationships. Champlain was founded on the core concept that goals of our clients and the goals for our firm will always be aligned. The firm and its people will act with integrity and speak plainly. Consistent with the concepts of alignment and integrity, Champlain and its people shall strive for excellence, continuous improvement and intellectual honesty in all activities. Importantly, while the consistent and disciplined execution our investment process will distinguish us from most competitors, we will evolve as warranted by the creative destruction process inherent in the marketplace.

Champlain's people respect each other. This mutual respect translates into a commitment to sustain a culture of high performance as well as a positive, supportive, and professionally dynamic environment. Mutual respect also means that we must clearly and effectively communicate expectations of each other, and that we also are accountable to each other and to the firm's vision. Furthermore, consistent with the principles of respect and accountability -- compensation will be highly correlated to contribution.



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                          STATEMENT OF GENERAL POLICY

This Code of Ethics ("Code") has been adopted by Champlain and is designed to comply with Rule 204A-1 under the Investment Advisers Act of 1940 ("Advisers Act").

This Code establishes rules of conduct for all supervised persons of Champlain and is designed to, among other things, govern personal securities trading activities in the accounts of supervised persons, accounts of immediate family members (any relative by blood or marriage living in the employee's household)and any account in which a supervised person has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest, controls or exercises investment discretion. The Code is based upon the principle that Champlain and its supervised persons owe a fiduciary duty to Champlain's clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) serving their own personal interests ahead of clients, (ii) taking inappropriate advantage of their position with the firm and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

The Code is designed to ensure that the high ethical standards maintained by Champlain continue to be applied. The purpose of the Code is to preclude activities which may lead to or give the appearance of conflicts of interest, insider trading and other forms of prohibited or unethical business conduct. The excellent name and reputation of the firm continues to be a direct reflection of the conduct of each supervised person.

Pursuant to Section 206 of the Advisers Act, both Champlain and its supervised persons are prohibited from engaging in fraudulent, deceptive or manipulative conduct. Compliance with this section involves more than acting with honesty and good faith alone. It means that the Champlain has an affirmative duty of utmost good faith to act solely in the best interest of its clients.

Champlain and its supervised persons are subject to the following specific fiduciary obligations when dealing with clients:

     o The duty to have a reasonable, independent basis for the investment advice provided;

     o The duty to obtain best execution for a client's transactions where the Firm is in a position to direct brokerage transactions for the client;

     o The duty to ensure that investment advice is suitable to meeting the client's individual objectives, needs and circumstances; and

     o    A duty to be loyal to clients.

In meeting its fiduciary responsibilities to its clients, Champlain expects every supervised person to demonstrate the highest standards of ethical conduct for continued employment with Champlain. The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for supervised persons of Champlain in their conduct. In those situations where a supervised person may be uncertain as to the intent or purpose of the Code, he/she is advised to consult with the Chief Compliance Officer/Chief Operating Officer. The Chief Compliance Officer/Chief Operating Officer may grant exceptions to certain provisions contained in the Code only in those situations when it is clear beyond dispute that the interests of clients will not be adversely affected or compromised. All questions arising in connection with personal securities trading should be resolved in favor of the client even at the expense of the interests of supervised persons.

The Chief Compliance Officer/Chief Operating Officer will periodically report to the Risk Management Committee of Champlain to document compliance with this Code.



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                                  DEFINITIONS

For the purposes of this Code, the following definitions shall apply:

"Account" means accounts of any employee and includes accounts of the employee's immediate family members (any relative by blood or marriage living in the employee's household), and any account in which he or she has a direct or indirect beneficial interest, such as trusts and custodial accounts or other accounts in which the employee has a beneficial interest, controls or exercises investment discretion.

"Reportable security" means any security as defined in Section 202(a)(18) of the Advisers Act, except that it does not include: (i) Transactions and holdings in direct obligations of the Government of the United States; (ii) Bankers' acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements;
(iii) Shares issued by money market funds; (iv) Transactions and holdings in shares of other types of open-end registered mutual funds, unless Champlain acts as the investment adviser or principal underwriter for the fund; and (v) Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in mutual funds. TRANSACTIONS IN CHAMPLAIN FUNDS, ANY EXCHANGE TRADED FUND (ETF) AND MUNICIPAL BONDS ARE REPORTABLE.

All employees of Champlain are "supervised persons" under this Code.

"Beneficial ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of such Act and the rules and regulations thereunder.

"Fund" means an investment company registered under the Investment Company
Act.

"Reportable Fund" means any registered investment company, i.e., mutual fund, for which the firm, or a control affiliate, acts as investment adviser, as defined in section 2(a) (20) of the Investment Company Act, or principal underwriter.




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                         STANDARDS OF BUSINESS CONDUCT

Champlain places the highest priority on maintaining its reputation for integrity and professionalism. That reputation is a vital business asset. The confidence and trust placed in Champlain and its employees by its clients is something the firm values and endeavors to protect. The following Standards of Business Conduct sets forth policies and procedures to achieve these goals. This Code is intended to comply with the various provisions of the Advisers Act and also requires that all supervised persons comply with the various applicable provisions of the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and applicable rules and regulations adopted by the Securities and Exchange Commission ("SEC").

Section 204A of the Advisers Act requires the establishment and enforcement of policies and procedures reasonably designed to prevent the misuse of material, nonpublic information by investment advisers. Such policies and procedures are contained in this Code. The Code also contains policies and procedures with respect to personal securities transactions of all Champlain's supervised persons as defined herein. These procedures cover transactions in a reportable security in which a supervised person has a beneficial interest in, or accounts over which the supervised person exercises control as well as transactions by members of the supervised person's immediate family.

Supervised persons of Champlain certify via Schwab Compliance Technologies upon hiring and annually thereafter any disciplinary history regarding investment related activities, or any conduct that would have a potentially disqualifying effect upon the employee's investment related activities. Any disciplinary actions brought against an employee must be promptly disclosed to the Chief Compliance Officer/Chief Operating Officer.

In addition, no supervised person shall originate or circulate in any manner a rumor concerning any security which the individual knows or has reasonable grounds for believing is false or misleading or would improperly influence the market price of such security. All supervised persons are unequivocally prohibited from communicating or transmitting 'false rumors' or other information regarding portfolio investments, potential portfolio investments, publically traded companies, or any other investment institution which such person does not know or reasonably believe to be true to any person outside of Champlain for any reason.

Rumors may not be used to effect personal client trading activities, may not be used in an attempt to illegally manipulate the market, may not be used in an attempt to affect the pricing of a security, and may not be communicated in any form to others (with the exception of the Chief Compliance Officer/Chief Operating Officer). Supervised persons must promptly report to the Chief Compliance Officer/Chief Operating Officer any circumstance which reasonably would lead the individual to believe that any such rumor might have been originated or circulated.





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                        PERSONAL SECURITIES TRANSACTIONS

GENERAL POLICY
Champlain has adopted the following principles governing personal investment activities by Champlain's supervised persons:

     o    The interests of client accounts will at all times be placed first;

     o All personal securities transactions will be conducted in such manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and

     o Supervised persons must not take inappropriate advantage of their positions.

PERSONAL SECURITY TRADING LIMITATIONS
Supervised persons are subject to the following limitations in trading individual equity securities:

     o If the market capitalization of a security exceeds $25 billion, and a Champlain managed portfolio holds or is active in the security, then a buy, sell, sell-short, or buy-to-cover transaction may proceed provided that the supervised person does not trade in a single day more than 1% of the average daily volume of shares traded for that security.

     o If the market capitalization of a security is less than $25 billion, then buy and sell-short transactions are restricted for that security. A sell or a buy-to-cover transaction may proceed provided that the Champlain managed portfolios are not active in the security.

Regardless of market capitalization, pre-clearance via Schwab Compliance Technologies is required for all individual equity security transactions.

Trades in closed-end funds are not restricted by market capitalization, but must be pre-cleared via Schwab Compliance Technologies.

Exceptions will be granted to the above limitations for transactions in accounts that are separately advised by an independent registered investment adviser, provided that the investment adviser has full discretion over the account and that the supervised person does not provide individual security buy and sell recommendations, nor otherwise exercise direct or indirect influence or control over the account.

No supervised person shall acquire any beneficial ownership in shares of any GEAM Small Cap Equity Funds.

No supervised person shall acquire any beneficial ownership in any securities in an initial public offering.

TRADING CHAMPLAIN'S MUTUAL FUNDS
Supervised persons are subject to the policies set forth in the prospectus for trading Champlain's mutual funds. The funds are intended for long-term investment purposes only and discourage shareholders from engaging in "market timing" or other types of excessive short-term trading.

The funds' service providers will take steps reasonably designed to detect and deter frequent trading by shareholders pursuant to the funds' policies and procedures described in the prospectus and approved by the




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funds' Board of Trustees. For purposes of applying these policies, the funds'
service providers may consider the trading history of accounts under common ownership or control. The funds' policies and procedures include:

     o Shareholders are restricted from making more than five "round trips," including exchanges into or out of a fund, per calendar year. If a shareholder exceeds this amount, the fund and/or its service providers may, at their discretion, reject any additional purchase orders. The funds define a round trip as a purchase into a fund by a shareholder, followed by a subsequent redemption out of the fund, of an amount the adviser reasonably believes would be harmful or disruptive to the fund.

     o The funds reserve the right to reject any purchase request by any investor or group of investors for any reason without prior notice, including, in particular, if a fund or its adviser reasonably believes that the trading activity would be harmful or disruptive to the fund.

PRE-CLEARANCE REQUIRED FOR PRIVATE OR LIMITED OFFERINGS
No supervised person shall acquire beneficial ownership of any securities in a limited offering or private placement without the prior approval of the Chief Compliance Officer/Chief Operating Officer or Partner Compliance who has been provided with full details of the proposed transaction (including certification that the investment opportunity did not arise by virtue of the supervised person's activities on behalf of a client) and, if approved, will be subject to continuous monitoring for possible future conflicts. The approval and certification process is facilitated via Schwab Compliance Technologies.

INTERESTED TRANSACTIONS
No supervised person shall recommend any securities transactions for a client without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation:

     o any direct or indirect beneficial ownership of any securities of such issuer;

     o    any position with such issuer or its affiliates; and

     o any present or proposed business relationship between such issuer or its affiliates and such person or any party in which such person has a significant interest.


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                            GIFTS AND ENTERTAINMENT

Giving, receiving or soliciting gifts or entertainment in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. Champlain has adopted the policies set forth below to guide supervised persons in this area.

GENERAL POLICY
Champlain's policy with respect to gifts and entertainment is as follows:

     o Giving, receiving or soliciting gifts or entertainment in a business may give rise to an appearance of impropriety or may raise a potential conflict of interest;

     o Supervised persons should not accept or provide any gifts or entertainment that might influence the decisions they or the recipient must make in business transactions involving Champlain, or that others might reasonably believe would influence those decisions;

     o Modest gifts and favors, which would not be regarded by others as improper, lavish, nor extravagant in nature, may be accepted or given on an occasional basis, subject to any approval and/or reporting requirements outlined below. Entertainment that satisfies these requirements and conforms to generally accepted business practices also is permissible.

     o Gifts and entertainment approval and reporting are facilitated via Schwab Compliance Technologies.

APPROVAL AND REPORTING REQUIREMENTS

     o All gifts and entertainment, given or received, to or from officials and employees of U. S. and foreign government and political entities, as well as candidates for public office must be approved by the Chief Compliance Officer/Chief Operating Officer or Partner Compliance.

     o    All gifts and entertainment with a per person value in excess of $50
          U. S. , given or received, to or from officials and employees of ERISA and other retirement plans, Unions and non-U. S. entities must be approved by the Chief Compliance Officer/Chief Operating Officer or Partner Compliance.

     o RECEIPT OF ENTERTAINMENT: Supervised persons may attend business meals, sporting events and other entertainment events at the expense of a person or entity that does or seeks to do business with or on behalf of Champlain, or that Champlain seeks to do business with or on behalf of, provided that the entertainment is not lavish or extravagant in nature. If the estimated cost or value of the supervised person's portion of the entertainment is greater than $200
          U. S. , the supervised person must report his/her attendance to the Chief Compliance Officer/Chief Operating Officer.

     o GIVING OF ENTERTAINMENT: Champlain and its supervised persons are prohibited from giving entertainment that may appear lavish or excessive to any person or entity that does or seeks to do business with or on behalf of Champlain, or that Champlain seeks to do business with or on behalf of, and must report to the Chief Compliance Officer/Chief Operating Officer all entertainment given with a cost or value in excess of $200 U. S. per recipient.

     o RECEIPT AND GIVING OF GIFTS: Any supervised person who gives or receives, directly or indirectly, anything of value from any person or entity that does or seeks to do business with or on behalf of Champlain, or that Champlain seeks to do business with or on behalf of, including gifts with value in excess of $100 U. S. , must seek approval from the Chief Compliance Officer/Chief Operating Officer or Partner Compliance.



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     o    REGISTERED REPRESENTATIVES: Registered representatives of Foreside
          Fund Services, LLC must report any gifts and entertainment, given or received, in connection with the sale and distribution of the Champlain mutual funds and/or commingled funds. These gifts cannot exceed $100 U. S. per person per calendar year and may not be preconditioned on achievement of a sales target or other incentives. Additional guidance for registered representatives regarding gifts and entertainment policies is provided in Foreside's REGISTERED REPRESENTATIVE COMPLIANCE AND SUPERVISORY PROCEDURES MANUAL.

     o These gift and entertainment approval and reporting requirements are for the purpose of helping Champlain monitor the activities of its supervised persons, as well as to ensure compliance with all applicable regulations. However, the approval or reporting of a gift or entertainment does not relieve any supervised persons from the obligations and policies set forth in this section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any gift or entertainment, please consult the Chief Compliance Officer/Chief Operating Officer or Partner Compliance.



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POLITICAL CONTRIBUTIONS AND ACTIVITIES

Political contributions and other activities in support of a political campaign or payments made to government officials may appear as a 'pay to play' tactic and an effort to influence the selection of investment advisers to manage state and local government assets. Champlain has adopted the policies set forth below to guide supervised persons, their spouses and related persons residing within their household in this area.

GENERAL POLICY
Champlain's policy with respect to political contributions and activities is as follows:

     o Supervised persons must pre-clear all political contributions and activities, including solicitation and fundraising activities, via Schwab Compliance Technologies. Political contribution and activity requests are reviewed by the Partner Compliance or Chief Compliance Officer/Chief Operating Officer.

     o Supervised persons must also pre-clear via Schwab Compliance Technologies the political contributions and activities of spouses and dependent related persons residing in the same household, who are also subject to the additional policy requirements set forth in this section.

     o After pre-clearance and barring any other relevant pay to play considerations, political contributions to candidates and officeholders who may be in a position to influence the selection of an adviser will generally be permitted to be made up to $350 per election per candidate for whom the individual is entitled to vote, and up to $150 per election per candidate for whom the individual is not entitled to vote.

     o    Primary and general elections are treated as separate elections.

     o Champlain and supervised persons are prohibited from soliciting or coordinating campaign contributions from others -- a practice referred to as "bundling" -- for a candidate or elected official who may be in a position to influence the selection of the adviser. Champlain also prohibits solicitation and coordination of payments to political parties in the state or locality where the firm currently does or is seeking government-related business.

     o Champlain and supervised persons are prohibited from paying a third party, such as a solicitor or placement agent, to solicit a government client on behalf of the investment adviser, unless that third party is an SEC-registered investment adviser or broker-dealer subject to similar pay to play restrictions.

     o Champlain is prohibited from providing advisory services for compensation -- either directly or through a pooled investment vehicle -- for two years, if the adviser or supervised employees make a political contribution, above the de minimus, to an elected official who is in a position to influence the selection of the adviser.

     o Champlain "looks back in time" to determine whether or not a time out will be imposed when hiring supervised employees. The "look back in time" is six months prior for natural persons' contributions above the de minimus and two years prior for those who solicit for the investment adviser. Prospective employees will be asked about political contributions during the hiring process.

     o Supervised persons are responsible for tracking and monitoring any applicable campaign finance limits for their own political contributions.

     o Champlain and supervised persons are prohibited from making political contributions or engaging in activities in support of a non-U. S. political campaign.


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REPORTING REQUIREMENTS

     o Supervised persons must report political contributions and activities, made directly or indirectly, including contributions made by spouses and dependent related persons who reside in their household. This information is reported via the quarterly Code of Ethics Certification process facilitated through Schwab Compliance Technologies, and must include the dollar value, date, and the name of the receiving party.

     o Records of political contributions and activities or payments to government officials made by supervised persons and their spouses and related persons who reside within their household are maintained in Schwab Compliance Technologies.

     o This political contribution and activity reporting requirement is for the purpose of monitoring the activities of Champlain's supervised persons and ensuring compliance with all relevant regulations. However, the pre-clearance or reporting of a contribution does not relieve any supervised persons from the obligations and policies set forth in this section or anywhere else in this Code. If you have any questions or concerns about the appropriateness of any contribution, please consult the Partner Compliance or Chief Compliance Officer/Chief Operating Officer.


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PROTECTING THE CONFIDENTIALITY OF CLIENT INFORMATION

CONFIDENTIAL CLIENT INFORMATION
In the course of investment advisory activities of Champlain, the firm gains access to non-public information about its clients. Such information may include a person's status as a client, personal financial and account information, the allocation of assets in a client portfolio, the composition of investments in any client portfolio, information relating to services performed for or transactions entered into on behalf of clients, advice provided by Champlain to clients, and data or analyses derived from such non-public personal information (collectively referred to as 'confidential client information'). All confidential client information, whether relating to Champlain's current or former clients, is subject to the Code's policies and procedures. Any doubts about the confidentiality of information must be resolved in favor of confidentiality.

NON-DISCLOSURE OF CONFIDENTIAL CLIENT INFORMATION
All information regarding Champlain's clients is confidential. Information may only be disclosed when the disclosure is consistent with the firm's policy and the client's direction. Champlain does not share confidential client information with any third parties, except in the following circumstances:

     o As necessary to provide service that the client requested or authorized, or to maintain and service the client's account. Champlain will require that any financial intermediary, agent or other service provider utilized by Champlain (such as broker-dealers or sub-advisers) comply with substantially similar standards for non-disclosure and protection of confidential client information and use the information provided by Champlain only for the performance of the specific service requested by Champlain;

     o To the extent reasonably necessary to prevent fraud, unauthorized transactions or liability; and

     o To the extent required by law, rule or regulation; in response to a subpoena or similar request to participate in an administrative investigation, hearing or proceeding of any governmental agency or self-regulatory organization; or in connection with the exercise of an employee's right, where applicable, to file or participate in an administrative charge or complaint with, or to report any suspected wrongdoing under applicable law to, any governmental agency or self-regulatory organization; provided that, where not prohibited by law, the employee will provide Champlain with prompt advance notice of disclosure and further provided that, in all cases the employee will take all reasonable steps to protect the confidentiality of any information disclosed, including seeking confidential treatment by the relevant body, as applicable.

SUPERVISED PERSON RESPONSIBILITIES
All supervised persons are prohibited, either during or after the termination of their employment with Champlain, from disclosing confidential client information to any person or entity outside the firm, including family members, except under the circumstances described above. A supervised person is permitted to disclose confidential client information only to such other supervised persons who need to have access to such information to deliver the Champlain's services to the client.

Supervised persons are also prohibited from making unauthorized copies of any documents or files containing confidential client information and, upon termination of their employment with Champlain, must return all such documents to Champlain.

Any supervised person who violates the non-disclosure policy described above will be subject to disciplinary action, including possible termination, whether or not he or she benefitted from the disclosed information.



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SECURITY OF CONFIDENTIAL PERSONAL INFORMATION
Champlain enforces the following policies and procedures to protect the security of Confidential Client Information:

     o The firm restricts access to confidential client information to those supervised persons who need to know such information to provide Champlain's services to clients;

     o Any supervised person who is authorized to have access to Confidential Client Information in connection with the performance of such person's duties and responsibilities is required to keep such information in a secure compartment, file or receptacle on a daily basis as of the close of each business day;

     o All electronic or computer files containing any confidential client information shall be password secured and firewall protected from access by unauthorized persons;

     o Any conversations involving confidential client information, if appropriate at all, must be conducted by supervised persons in private, and care must be taken to avoid any unauthorized persons overhearing or intercepting such conversations.

PRIVACY POLICY
As a registered investment adviser, Champlain and all supervised persons, must comply with SEC Regulation S-P, which requires investment advisers to adopt policies and procedures to protect the 'nonpublic personal information' of natural person clients. 'Nonpublic information,' under Regulation S-P, includes personally identifiable financial information and any list, description, or grouping that is derived from personally identifiable financial information. Personally identifiable financial information is defined to include information supplied by individual clients, information resulting from transactions, any information obtained in providing products or services. Pursuant to Regulation S-P Champlain has adopted policies and procedures to safeguard the information of natural person clients.

Furthermore and pursuant to the SEC's adoption of Regulation S-ID: Identity Theft Red Flag Rules, all 'financial institutions' and 'creditors' (as those terms are defined under the Fair Credit Reporting Act (FCRA)) must develop and implement a written identity theft prevention program designed to detect, prevent, and mitigate identity theft in connection with certain existing accounts or the opening of new accounts ('covered accounts'). Champlain has conducted an assessment of its obligations under Regulation S-ID and to the extent such rules are applicable, has incorporated appropriate policies and procedures in compliance with the Red Flags regulations.

ENFORCEMENT AND REVIEW OF CONFIDENTIALITY AND PRIVACY POLICIES
The Chief Compliance Officer/Chief Operating Officer is responsible for reviewing, maintaining and enforcing Champlain's confidentiality and privacy policies and is also responsible for conducting appropriate supervised person training to ensure adherence to these policies.



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    SERVICE AS AN OFFICER OR DIRECTOR AND OTHER OUTSIDE BUSINESS ACTIVITIES

No supervised person shall serve on the board of directors of any publicly traded company without prior authorization by the Managing Partners based upon a determination that such board service would be consistent with the interest of Champlain's clients.

All outside business activities (any instance where a supervised person is employed by and/or accepts compensation from any person or entity as a result of any business activity, other than a passive investment, outside the scope of their role with Champlain) must be disclosed via Schwab Compliance Technologies, at a minimum as part of the quarterly Code of Ethics Certification. The Chief Compliance Officer/Chief Operating Officer reviews all outside business activities.



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                             COMPLIANCE PROCEDURES

PRE-CLEARANCE
A supervised person may, directly or indirectly, acquire or dispose of beneficial ownership of a reportable security only if: (i) such purchase or sale has been approved by a supervisory person designated by Champlain; (ii) the approved transaction is completed by the close of business on the day approval is received; and (iii) the designated supervisory person has not rescinded such approval prior to execution of the transaction.

Clearance must be obtained by submitting a trade pre-clearance request via Schwab Compliance Technologies. The Head Trader, Trader, Chief Compliance Officer/Chief Operating Officer, and Partner Compliance are the only people authorized to pre-clear employees' personal securities transactions.

Pre-clearance is not required for transactions in accounts that are separately advised by an independent registered investment adviser, provided that the investment adviser has full discretion over the account and that the supervised person does not provide individual security buy and sell recommendations, nor otherwise exercises direct or indirect influence or control over the account.

The Chief Compliance Officer/Chief Operating Officer or Partner Compliance monitors all transactions by all supervised persons in order to ascertain any pattern of conduct which may evidence conflicts or potential conflicts with the principles and objectives of this Code. Advance trade clearance in no way waives or absolves any supervised person of the obligation to abide by the provisions, principles and objectives of this Code.

Transactions in the Champlain funds, any exchange traded funds and municipal bonds are exempt from pre-clearance, however must be reported quarterly.

REPORTING REQUIREMENTS
Every supervised person must submit initial and annual holdings reports and quarterly transaction reports via Schwab Compliance Technologies, which must contain the information described below.

1. Initial Holdings Report
Every supervised person shall, no later than ten (10) days after the person becomes a supervised person, file via Schwab Compliance Technologies an initial holdings report containing the following information:

     o The title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each reportable security in which the supervised person had any direct or indirect beneficial interest ownership when the person becomes a supervised person;

     o The name of any broker, dealer or bank, account name, and number with whom the supervised person maintained an account in which any securities were held for the direct or indirect benefit of the supervised person;

     o    The date that the report is submitted by the supervised person; and

     o    Any outside employment or business activity.

The information submitted must be current as of a date no more than forty-five
(45) days before the person became a supervised person. This information must also be provided for accounts managed by an independent registered investment adviser.



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2. Annual Holdings Report
Every supervised person shall, no later than October 31 each year, file via Schwab Compliance Technologies an annual holdings report containing the same information required in the initial holdings report as described above. The information submitted must be current as of a date no more than forty-five (45) days before the annual report is submitted. For accounts maintained at Schwab, holdings information is automatically linked to Schwab Compliance Technologies.
 This information must also be provided for accounts managed by an independent registered investment adviser.

3. Quarterly Code of Ethics Certification
Every supervised person must, no later than thirty (30) days after the end of each calendar quarter, file via Schwab Compliance Technologies a quarterly code of ethics certification containing the following information:

For any account established in which any securities were held for the direct or indirect benefit of the supervised person:

     * The name of the broker, dealer or bank with whom the account was established;

     *    Account name;

     *    Account number;

     *    Date account was established; and

     *    The date the report is submitted by the supervised person.

With respect to any transaction during the quarter in a reportable security in which the supervised persons had any direct or indirect beneficial ownership:

     * The date of the transaction, the title and exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount (if applicable) of each covered security;

     * The nature of the transaction (i. e. , purchase, sale or any other type of acquisition or disposition);

     * The price of the reportable security at which the transaction was effected;

     * The name of the broker, dealer or bank with or through whom the transaction was effected; and

     *    The date the report is submitted by the supervised person.

For accounts maintained at Schwab, holdings and transactions data is automatically linked to Schwab Compliance Technologies. For any account not maintained at Schwab, it is the policy of Champlain that each supervised person must arrange for their brokerage firm(s) to send automatic duplicate brokerage account statements and trade confirmations of all securities transactions to the Chief Compliance Officer/Chief Operating Officer. This information must also be provided for accounts managed by an independent registered investment adviser.

4. Exempt Transactions
A supervised person need not submit a report with respect to:

     o    Transactions effected pursuant to an automatic investment plan;



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     o    A quarterly transaction report if the report would duplicate information contained in securities transaction confirmations or brokerage account statements that Champlain holds in its records so long as the firm receives the confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

5. Monitoring and Review of Personal Securities Transactions
The Chief Compliance Officer/Chief Operating Officer and/or Partner Compliance will monitor and review reports required under the Code for compliance with Champlain's policies regarding personal securities transactions and applicable SEC rules and regulations. They may also initiate inquiries of supervised persons regarding personal securities trading. Supervised persons are required to cooperate with such inquiries and any monitoring or review procedures employed Champlain. Any transactions for any accounts of the Chief Compliance Officer/Chief Operating Officer will be monitored by the Partner Compliance.



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                                 CERTIFICATION

INITIAL CERTIFICATION
All supervised persons will be provided with a copy of the Code and must initially certify via Schwab Compliance Technologies that they have: (i) received a copy of the Code; (ii) read and understand all provisions of the Code; (iii) agreed to abide by the Code; and (iv) reported all account holdings as required by the Code.

ACKNOWLEDGEMENT OF AMENDMENTS
All supervised persons shall receive any amendments to the Code and must certify via Schwab Compliance Technologies that they have: (i) received a copy of the amendment; (ii) read and understood the amendment; (iii) and agreed to abide by the Code as amended.

ANNUAL CERTIFICATION
All supervised persons must annually certify via Schwab Compliance Technologies that they have: (i) read and understood all provisions of the Code; (ii) complied with all requirements of the Code; and (iii) submitted all holdings and transaction reports as required by the Code.

FURTHER INFORMATION
Supervised persons should contact the Chief Compliance Officer/Chief Operating Officer or Partner Compliance regarding any inquiries pertaining to the Code or the policies established herein.





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RECORDS

The Chief Compliance Officer/Chief Operating Officer shall maintain and cause to be maintained in a readily accessible place the following records:

     o A copy of any Code of Ethics adopted by the firm pursuant to Advisers Act Rule 204A-1 which is or has been in effect during the past five years;

     o A record of any violation of Champlain's Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;

     o A record of all acknowledgements of receipt of the Code and amendments thereto for each person who is currently, or within the past five years was, a supervised person which shall be retained for five years after the individual ceases to be a supervised person of Champlain;

     o A copy of each report made pursuant to Advisers Act Rule 204A-1, including any brokerage confirmations and account statements made in lieu of these reports;

     o A list of all persons who are, or within the preceding five years have been, access persons;

     o A record of any decision and reasons supporting such decision to approve a supervised persons' acquisition of securities in IPOs and limited offerings within the past five years after the end of the fiscal year in which such approval is granted.



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            REPORTING VIOLATIONS, SANCTIONS AND OTHER LEGAL MATTERS

All supervised persons shall promptly report to the Chief Compliance Officer/Chief Operating Officer all suspected or actual violations of laws, government rules and regulations, the Code, or other suspected wrongdoings affecting the firm. Any intimidation or retaliation for the reporting of a violation under this Code will constitute a violation of the Code. Supervised persons may report violations anonymously to the Chief Compliance Officer/Chief Operating Officer by placing a written document in an enclosed envelope in her inbox.

The Chief Compliance Officer/Chief Operating Officer shall promptly report to the Risk Management Committee all apparent material violations of the Code. The Risk Management Committee shall consider reports made to it hereunder and shall determine whether or not the Code has been violated and what sanctions, if any, should be imposed. Possible sanctions may include reprimands, monetary fine or assessment, or suspension or termination of employment.

Information relating to a possible violation of the securities laws that has occurred, is ongoing, or is about to occur, should be reported to the Chief Compliance Officer/Chief Operating Officer. If the Chief Compliance Officer/Chief Operating Officer is included in the report, it may be provided to one of the Managing Partners. A Partner not included in the report will be in charge of an investigation. The Partner in charge may elevate the issue to outside counsel, reports back to the whistleblower on the progress, and keeps records of the investigation in secure places.

All supervised persons must promptly report to the Chief Compliance Officer/Chief Operating Officer if any event has occurred that has resulted in or may result in (1) the charging with, pleading guilty or nolo contedere ("no contest") to, or conviction of ANY felony, OR any misdemeanor involving investments or investment-related business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion or a conspiracy to commit any of these offenses; (2) an investment-related civil action being brought against a supervised person, or; (3) any other regulatory matter involving a supervised person.

All supervised persons must certify each quarter via Schwab Compliance Technologies that they have appropriately escalated all suspected or actual violations of laws, government rules and regulations, the Code or other suspected wrongdoings affecting the company. Supervised persons must also certify via Schwab Compliance Technologies on an annual basis regarding certain criminal and civil legal matters.

Notwithstanding restrictions in disclosing confidential information outlined in certain employment agreements and/or firm policy documents, nothing shall prevent a supervised person from disclosing confidential information: (i) to the extent required by law, rule or regulation; (ii) in response to a subpoena or similar request to participate in an administrative investigation, hearing or proceeding of any governmental agency or self-regulatory organization; or
(iii) in connection with the exercise of the supervised person's right, where applicable, to file or participate in an administrative charge or complaint with, or to report any suspected wrongdoing under applicable law to, any governmental agency or self-regulatory organization; provided that, where not prohibited by law, the supervised person agrees to provide Champlain with prompt advance notice of the disclosure and further provided that, in all cases the supervised person will take all reasonable steps to protect the confidentiality of any information disclosed, including seeking confidential treatment by the relevant body, as applicable.



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

                      PROHIBITION AGAINST INSIDER TRADING

INTRODUCTION
Trading securities while in possession of material, nonpublic information, or improperly communicating that information to others may expose supervised persons and Champlain to stringent penalties. The rules contained in this Code apply to securities trading and information handling by supervised persons of Champlain and their immediate family members.

The law of insider trading is unsettled and continuously developing, as are the rules around rumor mongering. An individual legitimately may be uncertain about the application of the rules contained in this Code in a particular circumstance. Often, a single question can avoid disciplinary action or complex legal problems. You must notify the Chief Compliance Officer/Chief Operating Officer immediately if you have any reason to believe that a violation of this Code has occurred or is about to occur.

GENERAL POLICY
No supervised person may trade, either personally or on behalf of others (accounts managed by Champlain), while in the possession of material, nonpublic information, nor may any personnel of Champlain communicate material, nonpublic information to others in violation of the law. Disseminating information, regardless of validity, with the intent of manipulating the markets is prohibited. The spreading of false rumors or trading on information that is known to be false will not be tolerated.

1. What is Material Information?
Information is material where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a company's securities. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any questions about whether information is material to the Chief Compliance Officer/Chief Operating Officer.

Material information often relates to a company's results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Material information also may relate to the market for a company's securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information about The WALL STREET JOURNAL's "Heard on the Street" column.

You should also be aware of the SEC's position that the term "material nonpublic information" relates not only to issuers but also to Champlain's securities recommendations and client securities holdings and transactions.

2. What is Nonpublic Information?
Information is "public" when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through the internet, a public filing with


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the SEC or some other government agency, the Dow Jones "tape" or The WALL
STREET JOURNAL or some other publication of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

3. Identifying Inside Information
Before executing any trade for yourself or others, including investment funds or private accounts managed by Champlain ("Client Accounts"), you must determine whether you have access to material, nonpublic information. If you think that you might have access to material, nonpublic information, you should take the following steps:

     o Report the information and proposed trade immediately to the Chief Compliance Officer/Chief Operating Officer.

     o Do not purchase or sell the securities on behalf of yourself or others, including accounts managed by the firm.

     o Do not communicate the information inside or outside the firm, other than to the Chief Compliance Officer/Chief Operating Officer.

     o After the Chief Compliance Officer/Chief Operating Officer has reviewed the issue, she will determine whether the information is material and nonpublic and, if so, what action the firm will take.

You should consult with the Chief Compliance Officer/Chief Operating Officer before taking any action. This high degree of caution will protect you, our clients, and the firm.

4. Contacts with Public Companies
Contacts with public companies may represent an important part of our research efforts. The firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Difficult legal issues arise, however, when, in the course of these contacts, a supervised person of Champlain becomes aware of material, nonpublic information. This could happen, for example, if a company's Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, Champlain must make a judgment as to its further conduct. To protect yourself, your clients and the firm, you should contact the Chief Compliance Officer/Chief Operating Officer immediately if you believe that you may have received material, nonpublic information.

5. Tender Offers
Tender offers represent a particular concern in the law of insider trading for two reasons: First, tender offer activity often produces extraordinary gyrations in the price of the target company's securities. Trading during this time period is more likely to attract regulatory attention (and produces a disproportionate percentage of insider trading cases). Second, the SEC has adopted a rule which expressly forbids trading and "tipping" while in the possession of material, nonpublic information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either. Supervised persons of Champlain should exercise extreme caution any time they become aware of nonpublic information relating to a tender offer.

6. Restricted/Watch Lists
Although Champlain does not typically receive confidential information from portfolio companies, it may, if it receives such information take appropriate procedures to establish restricted or watch lists in certain securities.



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The Chief Compliance Officer/Chief Operating Officer may place certain securities on a "restricted list.
" Supervised persons are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed.

The Chief Compliance Officer/Chief Operating Officer may place certain securities on a "watch list" that will allow Compliance staff to more closely monitor transactions in those securities. The list will be disclosed only to a limited number of other persons who are deemed necessary recipients of the list because of their roles in compliance.




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                           ANTI-CORRUPTION PRACTICES

Firms that engage in business activities outside of the United States may be subject to additional laws and regulations, including among others, the U. S. Foreign Corrupt Practices Act of 1977 as amended (the "FCPA") and the U. K. Bribery Act 2010 (the "Bribery Act"). Both these laws make it illegal for U. S. citizens and companies, including their employees, directors, stockholders, agents and anyone acting on their behalf (regardless of whether they are U. S. citizens or companies), to bribe non-U. S. government officials. The Bribery Act is more expansive in that it criminalizes commercial bribery and public corruption, as well as the receipt of improper payments.

GENERAL POLICY
Recognizing Champlain's shared commitment to its clients, all supervised persons are required to conduct themselves with the utmost loyalty and integrity in their dealings with our clients, customers, stakeholders and one another. Improper conduct on the part of any employee puts the firm and company personnel at risk. Accordingly, all supervised persons are not only expected to, but are required to promptly report their concerns about potentially illegal conduct as well as violations of our company's policies to the Chief Compliance Officer/Chief Operating Officer and/or the Managing Partners.

     * Because of regulatory implications, and consistent with the Gifts and Entertainment section in this Code, supervised persons are prohibited from providing anything of value to an official or employee of a non-U. S. government or political entity, or a candidate for public office without obtaining approval from the Chief Compliance Officer/Chief Operating Officer or Partner Compliance. Approval must also be obtained for any gift or entertainment with a per person value in excess of $50, given or received, to or from officials and employees of any non-U. S. entity.

     * Supervised persons should contact the Chief Compliance Officer/Chief Operating Officer or the Partner Compliance directly with any questions concerning the firm's practices (particularly when there is an urgent need for advice on difficult situations in foreign jurisdictions).

     * Supervised persons are required to promptly report to the Chief Compliance Officer/Chief Operating Officer or one of the Managing Partners any incident or perceived incident of bribery; consistent with reporting procedures outlined in the Reporting Violations and Sanctions section in this Code; such reports will be investigated and handled promptly and discretely.

Violations of the firm's anti-corruption policies may result in disciplinary actions up to and including termination of employment.


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                                  SOCIAL MEDIA

Social media and/or methods of publishing opinions or commentary electronically is a dynamic method of mass communication. "Social media" is an umbrella term that encompasses various activities that integrate technology, social interaction and content creation. Social media may use many technologies, including, but not limited to, blogs, microblogs, wikis, photos and video sharing, podcasts, social networking, and virtual worlds. The terms "social media," "social media sites," "sites," and "social networking sites" (such as Facebook, LinkedIn and Twitter) are used interchangeably herein.

The proliferation of such electronic means of communication presents new and ever changing regulatory risks for Champlain. As a registered investment adviser, use of social media by Champlain and/or supervised persons of the Firm must comply with applicable provisions of the federal securities laws, including, but not limited to the anti-fraud, compliance and recording keeping provisions.

For example, business or client related comments or posts made through social media may breach applicable privacy laws or be considered "advertising" under applicable regulations triggering content restrictions and special disclosure and recordkeeping requirements. Employees should be aware that the use of social media for personal purposes may also have implications for Champlain, particularly where the employee is identified as an employee or representative of the firm. Accordingly, Champlain seeks to adopt reasonable policies and procedures to safeguard the Firm and its clients.

SUPERVISED PERSON USAGE GUIDELINES, CONTENT STANDARDS AND MONITORING

     o Champlain may maintain a firm profile page on social networks however any business related information provided should be limited to a brief general overview of the firm (i. e. type of firm, when it was founded, the investment team and the firm's mission, etc. ).

     o Champlain's social network profile pages will be developed by marketing and reviewed by the Chief Compliance Officer/Chief Operating Officer on an ongoing basis.

     o Supervised persons may maintain a personal profile page on social networks such as Facebook, LinkedIn or Twitter, however business related information may only be provided on LinkedIn, college/university alumni or professional databases, or on other sites as approved by the Chief Compliance Officer/Chief Operating Officer or Partner Compliance; LinkedIn profiles must be reviewed by Compliance and should include a brief current job description, a professional photo, with other information limited to the firm name and position title, or other objective and verifiable information.

     o Those supervised persons with LinkedIn profiles must have their account affiliated with their Champlain email address.

     o Social networks may not be utilized for business related communication; communication with clients or prospective clients on social networks should be limited to "linking to your network" and non-business related communication.

     o Making professional recommendations on social media sites are not permitted, as they may be deemed testimonials under advertising rules.

     o Postings on listservs and other professional group websites regarding job openings, questions about vendors and services, etc. must be pre-approved by the Chief Compliance Officer/Chief Operating Officer or the Partner Compliance.

     o    Supervised persons are also prohibited from:


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     --   posting any misleading statements; any information about our Firm's clients, investment recommendations (including past specific recommendations), investment strategies, products and/or services offered by our firm; or trading activities;

     -- soliciting comments or postings regarding Champlain that could be construed as testimonials;

     -- soliciting client recommendations on LinkedIn; supervised persons are prohibited from publicly posting a client's recommendation to their LinkedIn profile;

     -- linking from a personal blog or social networking site to Champlain's website or maintaining any individual blogs or network pages on behalf of the Firm.



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